Portions of this document which have been blacked-out are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

PRODUCT PURCHASE AGREEMENT

This Product Purchase Agreement (the "Agreement") is dated as of February 28, 2001, between Ranbaxy Pharmaceuticals Inc., a Delaware corporation ("Ranbaxy") and Hercon Laboratories Corporation, a Delaware corporation ("Hercon").

RECITALS

1. Hercon exclusively owns the Product Assets (as defined below).

2. Ranbaxy desires to acquire, and Hercon is willing to sell and transfer, the Product Assets as provided herein.

3. Hercon owns certain intellectual property necessary or useful for the development and sale of the Product Assets and Ranbaxy desires to acquire such intellectual property by license, and Hercon is willing to license, such intellectual property as provided herein.

4. Hercon desires to manufacture the Product (as defined below) exclusively for Ranbaxy and Ranbaxy desires to purchase the Product from Hercon.

5. In consideration of the foregoing premises and of the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

"**Affiliates**" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

"**ANDA**" shall mean an Abbreviated New Drug Application filed with the FDA.

"**API**" shall mean the active pharmaceutical ingredient, [redacted].

"**Assigned Contracts**" shall mean those contracts, if any, set forth in the Disclosure Letter.

"**Disclosure Letter**" shall mean that certain Disclosure Letter dated the date hereof from Hercon to Ranbaxy.

"**Exclusive Intellectual Property**" shall mean Intellectual Property relating exclusively to the research, development, manufacture, use and/or registration of the Product throughout the world as set forth in the Disclosure Letter.

"**FDA**" shall mean the United States Food and Drug Administration, and any successor agency thereto.

"**Intellectual Property**" shall mean all of Hercon's and its Affiliates' rights, existing as of the date hereof or as may be developed or acquired hereafter in and to all confidential or proprietary information, trade secrets, trade names, trademarks, copyrights, patent rights, research and results thereof, technology, know-how, discoveries, records of inventions (whether or not patentable), developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications relating, directly or indirectly, to the research, development, manufacture, use and/or registration of the Product and the API throughout the world, including without limitation, such information and data relating to specifications for materials and equipment necessary or advisable for manufacture, methods of production and/or formulation, the chemical and physical properties, preclinical and clinical studies, including safety and efficacy data, and procedures of testing and validation and requirements of quality control.

"**Licensed Intellectual Property**" shall mean Intellectual Property which is not Exclusive Intellectual Property, including, without limitation, that certain patent (the "Patent") issued to Hercon by the U.S. Patent and Trademark Office dated May 10, 1994 bearing Serial No. 5310559, relating to Hercon's transdermal membrane technology, a copy of which is attached as Schedule B.

"**Other Product Assets**" shall mean those other tangible and intangible assets related to the Product as set forth in the Disclosure Letter.

"**Product**" shall mean all formulations of [redacted] for transdermal administration, as more particularly described in Schedule A attached hereto.

"**Product Assets**" shall mean the Exclusive Intellectual Property, the Regulatory Dossiers, the Assigned Contracts and the Other Product Assets.

"**Regulatory Dossiers**" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), if any, which are filed with or granted by the FDA or other governing health authority of any country, and which are required to develop, make, use, sell, import or export the Product or the API, including without limitation, those set forth in the Disclosure Letter, and any supporting data, studies or documents thereto.

ARTICLE 2

TRANSFER OF PRODUCT ASSETS

2.1 **Transfer of Product Assets**. Hercon, on behalf of itself and for each of its Affiliates, does hereby sell, convey, transfer, assign and deliver to Ranbaxy all of Hercon's and its Affiliates' right, title and interest in and to the Product Assets throughout the world, free and clear of all claims, liens, pledges, encumbrances, mortgages, taxes, and equities of any kind whatsoever. In order to further perfect and evidence Ranbaxy's interest in the Product Assets (including without limitation the Exclusive Intellectual Property), Hercon shall execute and deliver patent, trademark or other assignments or bills of sale or other documents as may be reasonably requested by Ranbaxy.

2.2 **License of Licensed Intellectual Property**. Hercon, on behalf of itself and for each of its Affiliates, hereby grants to Ranbaxy a non-exclusive, perpetual, irrevocable, royalty-free, fully-paid, transferable license to use and practice the Licensed Intellectual Property for any and all purposes, including, without limitation, the research, development manufacture, use, registration, marketing, promotion, advertising or sale of the Product and the API throughout the world; provided, however, that the Patent may not be transferred or sublicensed to any non-Affiliated third party without Hercon's prior written consent, which consent may not be unreasonably withheld or delayed.

2.3 **Assignment of Contracts**. Hercon, on behalf of itself, and for each of its Affiliates, does hereby assign to Ranbaxy all of Hercon's and its Affiliates' right, title and interest in and to the Assigned Contracts, free and clear of all claims, liens, pledges, encumbrances, mortgages, taxes and equities of any kind whatsoever. In order to further protect and evidence Ranbaxy's interest in the Assigned Contracts, Hercon shall execute and deliver any additional assignments or documents as may be reasonably requested by Ranbaxy.

2.4 **Delivery of Know-How**. After execution of this Agreement, Hercon shall promptly make available to Ranbaxy copies of documents in the possession or control of Hercon or its Affiliates that embody the Intellectual Property and that are reasonably necessary or useful to enable Ranbaxy to utilize and commercially exploit, the Intellectual Property. The parties acknowledge and agree that Hercon shall maintain these Product Assets for such reasonable period as Ranbaxy shall request, without cost or expense; provided, however, that Ranbaxy may remove such materials at any time upon two (2) days' written notice to Hercon. Hercon also shall make available its personnel to facilitate the transfer of the Intellectual Property so as to enable Ranbaxy to utilize the Intellectual Property.

2.5 **Delivery of Regulatory Dossiers**. After execution of this Agreement, Hercon shall make available to Ranbaxy originals of all Regulatory Dossiers, if any, and all files, records and data (including all those in electronic or digital form) related thereto or necessary in the preparation or production thereof, in the possession or control of Hercon or its Affiliates that relate to the Product and/or the API. The parties acknowledge and agree that Hercon shall maintain these Product Assets for such reasonable period as Ranbaxy shall request, without cost or expense; provided, however, that Ranbaxy may remove such materials at any time upon two (2) days' written notice to Hercon.

2.6 **Other Product Assets**. After execution of this Agreement, Hercon shall promptly deliver to the possession of Ranbaxy the Other Product Assets.

2.7 **Assignment, License, Sublicense**. Except as set forth in Section 2.2, Ranbaxy may sell, assign, transfer, license, sublicense or otherwise convey to any person or entity all or part of the rights granted to Ranbaxy under this Article 2 without Hercon's consent. Notwithstanding the foregoing, any such sale, assignment, transfer, license or sublicense shall be subject to Hercon's rights contained herein and under the Development Assistance Agreement, and the Finished Goods Supply Agreement ([redacted], including, without limitation, Hercon's rights to manufacture and supply the Product.

2.8 **Further Assurances**. Hercon shall, and shall cause its Affiliates to, execute and deliver all other documents and instruments of conveyance, transfer or assignment and take all other actions reasonably requested by Ranbaxy to effect the sale and transfer to Ranbaxy of the Product Assets in accordance with this Agreement.

ARTICLE 3

PAYMENTS, OTHER AGREEMENTS

3.1 **Purchase Price**. As consideration for the license of the Licensed Intellectual Property and the sale and assignment of the Exclusive Intellectual Property, Regulatory Dossiers, the Assigned Contracts and Other Product Assets and the other obligations of Hercon hereunder, Ranbaxy shall pay to Hercon at the Closing, as provided in Article 6 hereof, [redacted] DOLLARS ($[redacted]).

3.2 **Bonus Payment**. The parties acknowledge and agree that Hercon shall receive a bonus payment as additional consideration for the Product Assets in the amount of [redacted] DOLLARS($[redacted] (the "Bonus Payment") in the event:

(a) (i) Hercon satisfies in all material respects its obligations to supply pilot bioequivalence study supplies of the Product to Ranbaxy or its Affiliates pursuant to Section 2.2 of the Finished Goods Supply Agreement for the Product in the form attached as Exhibit A hereto, and (ii) the results of the pilot bioequivalence study(ies) relating to the Product to be performed by Ranbaxy or its third party designee satisfy the bioequivalence pharmacology targets determined to be acceptable by the Steering Committee; or

(b) (i) Hercon satisfies in all material respects its obligations to supply pilot bioequivalence study supplies of the Product to Ranbaxy or its Affiliates pursuant to Section 2.2 of the Finished Goods Supply Agreement for the Product in the form attached as Exhibit A hereto, and (ii) Ranbaxy, its Affiliates or any third party designee of Ranbaxy shall have failed, for any reason, to complete a pilot bioequivalence study relating to the Product and provide the results of such study on or before the day that is the one hundred and fiftieth (150th) day following Ranbaxy's receipt of the pilot bioequivalence study supplies of the Product from Hercon in accordance with subsection 3(b)(i) above (the "Pilot Study Expiry Date").

Promptly following the execution of this Agreement, Ranbaxy and Hercon shall organize a steering committee (the "Steering Committee"), consisting of three members from Ranbaxy and three members from Hercon. Ranbaxy shall have the right to appoint one of its three (3) members to be the chairperson of the Steering Committee. The parties shall each have the right, upon notification to the other, to change its members of the Steering Committee at any time. The purpose of the Steering Committee is to review the results of the pilot bioequivalence study to be conducted by Ranbaxy or its third party designee to determine whether the Product is bioequivalent to the innovator product. The Steering Committee shall also determine whether an additional pilot bioequivalence study should be conducted (but in no event shall more than two (2) pilot bioequivalence studies be conducted) to assess the bioequivalence of the Product. The Steering Committee shall meet at Ranbaxy's offices at such times as the parties shall mutually determine, but not less frequently than fifteen (15) days following Hercon's receipt of the pilot bioequivalence study results, and minutes of all such meetings shall be prepared by Ranbaxy. Any vote by the Steering Committee shall include at least one (1) representative of each of

Ranbaxy and Hercon and must be unanimous. In evaluating the pilot bioequivalence study data to determine whether it demonstrates that the Product is bioequivalent to the innovator product and in determining whether an additional pilot bioequivalent study should be conducted (subject to the limits contained above), (i) the parties shall strive to make decisions on a consensual basis, and the goal of all decision making shall be to achieve consensus, and (ii) while not controlling, the parties (and their respective Steering Committee representatives) shall be guided by the standard described on Schedule C attached hereto. Any nonconcurrence of the Steering Committee shall be elevated to the President of Ranbaxy and the President of Hercon for resolution. In the event of any continuing nonconcurrence, the decision of the President of Ranbaxy shall be final and controlling.

The parties further acknowledge and agree that if (i) the pilot bioequivalence study(ies) are completed and the results provided to Hercon do not satisfy pharmacology targets determined to be acceptable by the Steering Committee (or executive-level dispute resolution) as provided above, no Bonus Payment will be paid or payable by Ranbaxy to Hercon hereunder.

3.3 **Supply Agreements**. Concurrently herewith, Ranbaxy and Hercon shall enter into a Finished Goods Supply Agreement [redacted]) in the form of Exhibit A hereto relating to the Product and a Finished Goods Supply Agreement ([redacted]) in the form of Exhibit B hereto relating to Hercon's [redacted] transdermal product.

3.4 **Development Assistance Agreement**. Concurrently herewith, Ranbaxy and Hercon shall enter into a Development Assistance Agreement in the form of Exhibit C hereto pursuant to which Hercon will provide certain development services in connection with the Product.

3.5 **Legal Opinion**. Concurrently herewith, Ranbaxy shall receive an opinion of Herzfeld & Rubin, P.C., counsel to Hercon, dated as of the date hereof in the form of Exhibit D hereto.

3.6 **Bill of Sale.** Concurrently herewith, Ranbaxy shall receive from Hercon the Bill of Sale substantially in the form of Exhibit E hereto, duly executed by Hercon.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 **Hercon Representations and Warranties**. Hercon represents and warrants as of the date hereof, and on each date that Hercon is entitled to payment hereunder, as follows:

4.1.1 **Corporate Authority**. Hercon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Hercon has the power and authority to own and transfer title to the Product Assets as provided herein. Hercon has the power and authority to execute and deliver this Agreement, any of the agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby. All acts required to be taken by or on the part of Hercon (corporate or otherwise) to authorize the execution, delivery and performance of this Agreement have been duly and properly

taken and this Agreement has been duly and promptly executed and delivered by Hercon and constitutes a legal, valid and binding obligation of Hercon.

4.1.2 **Product Development; Sale**. Hercon has insufficient capital resources to continue the development of the Product and has previously terminated any further development efforts relating to the Product. As a consequence, Hercon has concluded that the sale of the Product Assets to Ranbaxy will allow it to realize value on its previous development efforts and expenses relating to the Product and to receive fair and adequate value for the Product Assets.

4.1.3 **Ownership; Title**. Hercon is the sole and exclusive owner of the entire right, title and interest in and to each of the Product Assets throughout the world and has the right to transfer and assign each of the Product Assets to Ranbaxy under this Agreement. Hercon has good and marketable title to each of the Product Assets free from any liens or encumbrances, and upon consummation of the transactions contemplated hereby, good and marketable title to each of the Product Assets shall be vested in Ranbaxy. All employees, consultants, advisors or contractors who have developed or assisted in the development, or will develop or assist in the development, of the Intellectual Property, have executed valid assignments of their rights to Hercon and Hercon has supplied copies of all such assignments to Ranbaxy.

4.1.4 **Assigned Contracts**. Hercon has provided to Ranbaxy true and correct copies of each of the Assigned Contracts. Each of the Assigned Contracts is in full force and effect and no party to such Assigned Contracts is in breach thereof, nor is there any event or circumstance, which with the passage of time or the giving of notice, would give rise to any breach thereof. Hercon has not received any notice, nor does it have reason to believe, that any party to the Assigned Contracts intends to terminate or modify such Assigned Contracts.

4.1.5 **No Conflict**. The execution, delivery and performance of this Agreement by Hercon will not result in the creation of any lien or encumbrance on any of the Product Assets, or violate, conflict with or result in a breach of or constitute a default (or an event with which the giving of notice, lapse of time or both, would become a default), under any order or decree of any court, administrative agency or governmental authority, the charter documents of Hercon or any agreement, contract (including, without limitation, the Assigned Contracts or the Agreement dated August 31, 1999 between Hercon, certain of its Affiliates and Bankers Trust Company) or any other instrument to which Hercon or any other Affiliate is a party or to which its or their assets or property may be bound or affected. Except for those consents and notices already provided (certified copies of which have been provided to Ranbaxy), no approval, authorization, consent or other order or action of or filing with or providing notice to any court, administrative agency, governmental authority or any other third party is required for the execution, delivery or performance of Hercon under this Agreement. Hercon has provided to Bankers Trust Company the Notice Letter attached as Exhibit F hereto and has provided to Ranbaxy a certified true copy of the Notice Letter duly signed by each of Hercon and Bankers Trust Company.

4.1.6 **Litigation**. There is no pending, or to its knowledge threatened, litigation that would reasonably be expected to affect adversely its right and ability to perform its obligations under this Agreement or the right of Ranbaxy to utilize the Product Assets or the Licensed Intellectual Property. Without limiting the generality of the foregoing, neither Hercon nor any of its Affiliates have received any oral or written notice or other indications from Bankers Trust Company or the holders of the Debentures for whom Bankers Trust Company serves as Indenture Trustee,

objecting to, requesting the cessation of, or placing conditions on, the transactions contemplated by this Agreement.

4.1.7 **Infringement**. There is no pending, or to its knowledge threatened, claim, and Hercon has no knowledge of any basis for any claim that the use of the Intellectual Property or the manufacture and sale of the Product or the API would infringe or violate any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right owned or claimed by another person or entity.

4.1.8 **Product Formulation**. To Hercon's knowledge, there are no defects in design or formulation of the Product which would adversely affect performance or create an unusual risk of injury to persons or property.

4.1.9 **Regulatory Matters**. To the best of Hercon's knowledge, all of the Regulatory Dossiers, if any, are free of any misrepresentations or omissions on the part of Hercon, its Affiliates, predecessors-in-interest or agents, that all steps taken by Hercon, its Affiliates, predecessors-in-interest or agents in the collection, assembly and presentation of the data in such Regulatory Dossiers were legitimate and reasonable when viewed within the standards of the industry.

4.1.10 **Taxes**. All taxes, assessments, fees and other governmental charges imposed upon or applicable to the Product Assets required to be collected by Hercon pursuant to any sales or use tax or otherwise as of the closing date have been paid in full or will be paid in full by Hercon if not yet due.

4.1.11 **Absence of Third Party Rights**. Neither Key Pharmaceuticals, Inc. nor any of its Affiliates have exercised the right of first refusal provided in Section 2.8 of that certain License Agreement dated March 13, 2000 between Hercon Laboratories Corp. and Key Pharmaceuticals, Inc. and such right of first refusal provided pursuant to Section 2.8 of such License Agreement has terminated in accordance with its terms and neither Key Pharmaceuticals, Inc. nor any of its Affiliates have any further rights to negotiate for or to otherwise acquire the Product or the Product Assets pursuant to such License Agreement or any other agreement or understanding between the parties.

4.1.12 **Disclosure**. No representation or warranty by Hercon in this Agreement, nor any schedule, exhibit, statement or certificate furnished, or to be furnished, by or on behalf of Hercon to Ranbaxy pursuant to this Agreement, in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in such schedules, exhibits, statements or certificates, not misleading.

4.2 **Ranbaxy Representations and Warranties**. Ranbaxy represents and warrants as of the date hereof as follows:

4.2.1 **Corporate Authority**. Ranbaxy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ranbaxy has the power and authority to purchase, own and use the Product Assets as provided herein. Ranbaxy has the power and authority to execute and deliver this Agreement, the instruments and agreements to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby. All acts required to be taken by or on the part of Ranbaxy (corporate or otherwise) to authorize the

execution, delivery and performance of this Agreement have been duly and properly taken and this Agreement has been duly and promptly executed and delivered by Ranbaxy and constitutes a legal, valid and binding obligation of Ranbaxy.

4.2.2 **No Conflict**. The execution, delivery and performance of this Agreement by Ranbaxy will not violate, conflict with or result in a breach of or constitute a default (or event with which the giving of notice, lapse of time or both, would become a default), under any order or decree of any court, administrative agency or governmental authority, the charter documents of Ranbaxy or any agreement, contract or any other instrument to which Ranbaxy or any other Affiliate is a party or to which its or their assets or property may be bound or affected. No approval, authorization, consent or other order or action of or filing with or providing notice to any court, administrative agency, governmental authority or any other third party is required for the execution, delivery or performance of Ranbaxy under this Agreement.

4.2.3 **Litigation**. There is no pending, or to its knowledge threatened, litigation that would reasonably be expected to affect adversely its right and ability to perform its obligations under this Agreement.

ARTICLE 5

CONFIDENTIALITY

5.1 **Protection of Confidential Information**. Ranbaxy and Hercon shall:

(a) not disclose any confidential and proprietary information of the other to third parties except to: (i) government authorities; or (ii) such party's Affiliates, consultants or actual or potential contract manufacturers, licensees, distributors, purchasers, joint ventures, clinical investigators or other persons having bona fide business relations with such party, in each case pursuant to a non-disclosure commitment; and

(b) take such precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties of any confidential and proprietary information (except as contemplated above).

5.2 **Exceptions**. No party shall be obligated to maintain confidentiality under this Article with respect to any information that:

(a) at the time of disclosure is or thereafter becomes available to the general public other than by breach of this Article by such party;

(b) is obtained by such party from a third-party source who is not breaching a commitment of confidentiality to the other party to this Agreement by disclosing such information to such first party; or

(c) is required to be disclosed pursuant to law to protect such party's interest or in connection with any litigation, investigation or regulatory proceeding, or as otherwise required by law.

ARTICLE 6

CLOSING DATE

6.1 **Closing Date**. The closing of the sale and purchase of the Product Assets shall take place by facsimile or at the offices of St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105, after the satisfaction of the terms and conditions set forth in this Agreement (the "Closing") on February 28, 2001 (the "Closing Date") or such other date mutually agreed to by Hercon and Ranbaxy.

6.2 **Hercon's Closing Documents**. Hercon hereby covenants to deliver to Purchaser at Closing, the following:

(a) Bill of Sale, dated the Closing Date, in substantially the form as Exhibit E attached hereto.

(b) Officer's Certificate signed by a duly authorized officer of Hercon which certificate has as attachments the charter, bylaws and authorizing board resolutions of the Seller duly authorizing this Agreement and the transactions contemplated herein.

(c) Opinion of Hercon's counsel, dated the Closing Date, in substantially the form attached hereto as Exhibit D.

(d) Certified True Copy of the Notice Letter dated not later than twenty one (21) days prior to Closing Date duly executed by each of Hercon and Bankers Trust Company, in substantially the form attached hereto as Exhibit F.

(e) Duly executed counterparts to each of the Finished Goods Supply Agreement – [redacted] Finished Goods Supply Agreement – [redacted] and Development Assistance Agreement, in substantially the forms attached as Exhibits A, B and C, respectively.

6.3 **Ranbaxy Closing Documents**. Ranbaxy hereby covenants to deliver to Hercon, at Closing, the following:

(a) Officer's Certificate, dated the Closing Date, signed by a duly authorized officer of Ranbaxy which certificate has as attachments the charter, bylaws and authorizing board resolutions of Ranbaxy authorizing this Agreement and the transactions contemplated herein.

(b) Duly executed counterparts to each of the Finished Goods Supply Agreement – [redacted] Finished Good Supply Agreement – [redacted] and Development Assistance Agreement, in substantially the forms attached as Exhibits A, B and C, respectively.

ARTICLE 7

INDEMNITY

7.1 **Indemnification by Hercon**. Hercon shall indemnify and hold Ranbaxy, its Affiliates, directors, officers, employees, agents, attorneys and successors and/or assigns from and against any and all liabilities, damages, losses, costs or expenses (including attorneys' fees, professional fees and other expenses of litigation and/or arbitration) resulting from:

(a) Hercon's failure to satisfy any United States federal, state, local and/or foreign taxes or governmental charges, and related penalties and interest, in connection with the sale of the Product Assets;

(b) Breach of any representations, warranties and covenants of Hercon contained herein;

(c) Any infringement claim or action and/or misappropriation claim or action, whether threatened or asserted, which relate to the Product Assets and/or the Intellectual Property, provided, however, that Hercon's indemnity obligations pursuant to this Section 7.1(c) shall not extend to any liabilities, damages, losses, costs or expenses relating to infringement of [redacted] patent; and

(d) The formulation, development, testing, manufacture, marketing or sale of any of the Product Assets prior to the date hereof.

7.2 **Indemnification by Ranbaxy**. Ranbaxy shall indemnify and hold Hercon, its Affiliates, directors, officers, employees, agents, attorneys and successors and/or assigns from and against all liabilities, damages, losses, costs and expenses (including attorneys' fees, professional fees and other expenses of litigation and/or arbitration) resulting from:

(a) Breach of any representations and warranties of Ranbaxy contained herein; and

(b) Ranbaxy's development, manufacture and sale of the Product subsequent to the Closing Date, including, without limitation, any claim related to regulatory requirements in relation to the development, manufacture and sale of the Product (exclusive of (i) claims related to items described in Section 7.1(c) above and (ii) any specific indemnity obligation of Hercon as provided in the Finished Goods Supply Agreements and the Development Assistance Agreement attached as Exhibits A, B, and C to this Agreement).

7.3 **Indemnification.** If a party intends to claim indemnification under this Article 7 (the "Indemnified Party"), it shall notify the party against whom indemnification is sought (the "Indemnifying Party") promptly in writing of any action, claim or liability in respect of which the Indemnified Party believes it is entitled to claim indemnification, provided that the failure to give such timely notice shall not release the Indemnifying Party from any liability to the Indemnified Party except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, by notice to the Indemnified Party, to assume the defense of any third party

action or claim which may give rise to indemnification hereunder. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but at the sole cost of the Indemnified Party.

7.4 **Right of Offset**. Ranbaxy shall have the right to set off and retain any amounts, otherwise payable to Hercon hereunder or under the Finished Dosage Supply Agreement [redacted]) and Development Assistance Agreement to satisfy any indemnification claim Ranbaxy may have hereunder.

7.5 **Exclusion of Warranties**. Except as expressly provided in this Agreement, neither party makes any representation or warranty to the other, whether expressed or implied, either in fact or by operation of law, by statute, or otherwise, and both parties specifically disclaim any and all implied or statutory warranties including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose.

7.6 **Disclaimer**. Neither party shall be liable to the other for any consequential, incidental or indirect damages or expenses, including damages for lost profits, loss of opportunity or use or any kind, suffered by the other party, whether in contract, tort or otherwise.

ARTICLE 8

MISCELLANEOUS

8.1 **Survival of Representations and Warranties**. All of the representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing Date for a period of two (2) years.

8.2 **Notices**. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

If to Ranbaxy, to it at:

Ranbaxy Pharmaceuticals Inc.
600 College Road East
Princeton, New Jersey 08540
Attention: President
Telephone: (609) 720-9200
Telecopier: (609) 720-1155

If to Hercon, to it at:

Hercon Laboratories Corporation
Sinking Springs Lane
Emigsville, Pennsylvania 17318
Telephone: (717) 764-1191
Telecopier: (717) 764-5395

8.3 **Force Majeure**. Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance, or act of God or the public enemy, or governmental action or any other contingency beyond such party's reasonable control. In the event of the applicability of this Section, the party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations.

8.4 **Successors and Assigns**. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.5 **Amendment**. This Agreement may be amended only by written agreement of the parties hereto.

8.6 **Waiver**. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of that or any other term hereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be signed by the party against whom the waiver is asserted.

8.7 **Further Actions**. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purpose and intent of this Agreement.

8.8 **Governing Law, Dispute Resolution, Arbitration**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Ranbaxy and Hercon. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American

Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Newark, New Jersey and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum

8.9 **Attorneys' Fees**. Each party shall bear its own legal fees incurred in connection with the transaction that is contemplated hereby, provided, however, that if either party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, reasonable attorneys' fees.

8.10 **Severability**. To the extent permitted by applicable law, any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such term or provision or any other provisions of this Agreement.

8.11 **Entire Agreement**. This Agreement, and all other agreements, certificates, documents and instruments contemplated hereby or thereby (in each case including any Exhibits or Schedules attached hereto or thereto), contains the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersedes all oral or written agreements concerning the subject matter made prior to the date of this Agreement. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement or the other agreements, documents, certificates or instruments referred to in this Section 8.11 other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and such other agreements, documents, certificates and instruments.

8.12 **Public Announcements**. Except to the extent disclosure may be required by applicable law or the rules or regulations of any stock exchange on which such party's stock is traded, neither party shall issue or make any public announcement or press release, or otherwise make any public statement, with respect to this Agreement without obtaining the other party's approval, which approval shall not be unreasonably withheld or delayed. In the event a party determines that applicable law or the rules or regulations of any stock exchange on which such party's stock is listed requires such a disclosure, it shall provide the other party a copy of the intended disclosure and provide such party a reasonable opportunity to comment on such disclosure. Attached as Exhibit G is a form of joint press release describing the material terms of the transactions contemplated by this Agreement. Hercon and Ranbaxy intend to release the form of press release attached as Exhibit G on or about the date of execution of this Agreement.

8.13 **Facsimile Execution**. This document may be executed in facsimile counterparts each of which is hereby agreed to have the legal binding effect of an original signature. The parties hereto agree to forward original signatures by overnight mail upon execution.

8.14 **License Survival During Bankruptcy**. All rights and licenses granted under or pursuant to this Agreement to the Licensed Intellectual Property are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to "Intellectual Property" as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that Ranbaxy, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Ranbaxy of its preexisting obligations under this Agreement. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Hercon, or its Affiliates, including under the U.S. Bankruptcy Code, Ranbaxy shall be entitled to a complete duplicate of (or complete access to, as appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in Ranbaxy's possession, shall be promptly delivered to Ranbaxy upon any such commencement of a bankruptcy proceeding upon written request therefore by Ranbaxy.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

RANBAXY PHARMACEUTICALS INC.

By: Dipak Chattaraj
Name: DIPAK CHATTARAJ
Title: PRESIDENT

HERCON LABORATORIES CORPORATION

By:
Name: Murray Lieber
Title: Vice President - Marketing